Exhibit 99.1
News
For Immediate Release	Contact:
November 14, 2012	Rick B. Honey
(212) 878-1831

THE BOARD OF DIRECTORS OF MINERALS TECHNOLOGIES APPROVES A TWO-FOR-ONE STOCK SPLIT AND DOUBLES CASH DIVIDEND
------------
Board Declares a Fourth Quarter Dividend, Maintaining $0.05 per Share
 On a Post-Split Basis
----------

NEW YORK, November 14—The Board of Directors of Minerals Technologies Inc. (NYSE: MTX) today approved a two-for-one stock split in the form of a 100-percent stock distribution payable on December 11, 2012 to shareholders of record of the company's common stock on November 27, 2012. Trading in the common stock on a post-split adjusted basis will begin December 12, 2012.

The Board of Directors also declared a fourth quarter dividend of $0.05 per share payable on December 31, 2012 to shareholders of record December 21, 2012. This dividend will be paid on all shares post-split, effectively doubling dividend payments to shareholders of the company's common stock as of the record date.

"This two-for-one stock split and dividend increase is a result of the Board of Directors' continued confidence in the long-term growth and financial performance of Minerals Technologies," said Joseph C. Muscari, chairman and chief executive officer. "This action reflects our balanced approach of returning cash to shareholders while maintaining our ability to fund our growth strategies of geographic expansion and technological innovation, as well as continue our pursuit of mergers and acquisitions."

The stock split will result in an increase from approximately 17.7 million to 35.4 million in the number of outstanding shares of the company's common stock. Each shareowner of record on the close of business on the record date will receive one additional share of common stock for each share held.

Minerals Technologies' common stock began trading at $16 per share in 1992, when it became a publicly owned company. Since that time, the company's market capitalization has increased from $400 million to $1.24 billion.

Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.04 billion in 2011.

 ----------

For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/

####